                                                               Exhibit (a)(1)(S)


                          UNITED STATES DISTRICT COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

NCS HEALTHCARE, INC.                   )       CASE NO. 1:02 CV 1635
                                       )
                    Plaintiff          )       JUDGE PAUL R. MATIA
                                       )
       v.                              )
                                       )       NOTICE OF MANUAL FILING OF
OMNICARE, INC.                         )       EXHIBITS 1, 2, 3, AND 4 TO
                                       )       DEFENDANT OMNICARE, INC.'S
                    Defendant          )       MOTION TO DISMISS THE
                                       )       AMENDED COMPLAINT
                                       )

     Please take notice that on Friday, September 13, 2002, the following Exhibits to the Affirmation of Hugh E. McKay were manually filed:

          o Exhibit 1: NCS Healthcare, Inc.'s Schedule 14D-9 filed with Securities and Exchange Commission ("SEC") on August 20, 2002.

          o Exhibit 2: Genesis Health Ventures, Inc.'s Form S-4 filed with SEC on August 29, 2002.

          o Exhibit 3: Amendment No. 8 to Omnicare's Form TO filed with the SEC on August 28, 2002, enclosing the August 27, 2002, letter from Joel Gemunder to the NCS Board of Directors.

          o Exhibit 4: Amendment No. 3 to NCS's Schedule 14D-9 filed with the SEC on September 12, 2002.

These documents are Exhibits to the Affirmation of Hugh E. McKay in Support of Defendant's Motion to Dismiss the Amended Complaint and are being manually filed due to their voluminous length.

                                         Respectfully submitted,

                                         /s/ Hugh E. McKay
                                         ---------------------------------------
                                         Hugh E. McKay (#0023017)
                                         Charles W. Zepp (#0068129)
                                         PORTER WRIGHT MORRIS & ARTHUR LLP
                                         925 Euclid Avenue, Suite 1700
                                         Cleveland, OH  44115-1483
                                         (216) 443-9000 / FAX (216) 443-9011
                                         hmckay@porterwright.com
                                         czepp@porterwright.com

                                         Attorneys for Defendant
                                         Omnicare, Inc.

Of Counsel:

Robert C. Myers
Seth C. Farber
James P. Smith III
David F. Owens
Melanie R. Moss
DEWEY BALLANTINE LLP
1301 Avenue of the Americas
New York, NY 10019-6092
(212) 259-8000/ Fax - (212) 259-6333

                             CERTIFICATE OF SERVICE
                             ----------------------

     I hereby certify that a true and correct copy of Notice of Manual Filing of Exhibits 1, 2, 3, and 4 to Defendant Omnicare, Inc.'s Motion to Dismiss the Amended Complaint the was filed electronically this 13th day of September, 2002. Notice of this filing will be sent to all parties by operation of the Court's electronic filing system. Parties may access this filing through the Court's system.


H. Jeffrey Schwartz
Mark A. Phillips
BENESCH, FRIEDLANDER, COPLAN
& ARONOFF
2300 BP Tower
200 Public Square
Cleveland, OH 44114-2378

Edward P. Welch
Edward B. Micheletti
SKADDEN, ARPS, SLATE, MEAGHER,
& FLOM, LLP
One Rodney Square
P.O. Box
Wilmington, DE 19899-0636

Attorneys for NCS Healthcare, Inc.

                                              /s/ Hugh E. McKay
                                              ----------------------------------
                                              Hugh E. McKay (#0023017)
                                              One of the Attorneys for
                                              Defendant Omnicare, Inc.

                       IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT FOR OHIO
                                EASTERN DIVISION

------------------------------------------X
                                          :
NCS HEALTHCARE, INC.,                     :       CASE NO. 1:02CV1635
                                          :
               Plaintiff,                 :       JUDGE PAUL R. MATIA
                                          :
         -vs.-                            :
                                          :
OMNICARE, INC.,                           :       MOTION TO DISMISS
                                          :       THE AMENDED
               Defendant.                 :       COMPLAINT
                                          :
------------------------------------------X

         Defendant, by its counsel and for the reasons stated in the accompanying Memorandum of Law and upon the accompanying Affirmation of Hugh E. McKay, respectfully moves this Honorable Court to dismiss the claims of Plaintiff, NCS Healthcare, Inc., pursuant to Rule 12(b) of the Federal Rules of Civil Procedure for failure to state a claim.

Dated: Cleveland, Ohio
       September 13, 2002           /s/ Hugh E. McKay
                                    --------------------------------------------
                                    Hugh E. McKay (#0023017)
                                    Charles W. Zepp (#0068129)
                                    PORTER WRIGHT MORRIS & ARTHUR LLP
                                    925 Euclid Avenue, Suite 1700
                                    Cleveland, OH  44115-1483
                                    (216) 443-9000/ Fax- (216) 443-9011
                                    hmckay@porterwright.com
                                    czepp@porterwright.com
                                    Attorneys for Omnicare, Inc.

Of Counsel:

Robert C. Myers
Seth C. Farber
James P. Smith III
David F. Owens
Melanie R. Moss
DEWEY BALLANTINE LLP
1301 Avenue of the Americas
New York, NY 10019-6092
(212) 259-8000/ Fax - (212) 259-6333

                             CERTIFICATE OF SERVICE
                             ----------------------

         I hereby certify that a true and correct copy of Defendant Omnicare, Inc.'s Motion to Dismiss the Amended Complaint the was filed electronically this 13th day of September, 2002. Notice of this filing will be sent to all parties by operation of the Court's electronic filing system. Parties may access this filing through the Court's system.


H. Jeffrey Schwartz
Mark A. Phillips
BENESCH, FRIEDLANDER, COPLAN
& ARONOFF
2300 BP Tower
200 Public Square
Cleveland, OH 44114-2378

Edward P. Welch
Edward B. Micheletti
SKADDEN, ARPS, SLATE, MEAGHER,
& FLOM, LLP
One Rodney Square
P.O. Box
Wilmington, DE 19899-0636
Attorneys for NCS Healthcare, Inc.

                                          /s/ Hugh E. McKay
                                          --------------------------------------
                                          Hugh E. McKay (#0023017)
                                          One of the Attorneys for
                                          Defendant Omnicare, Inc.

                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT FOR OHIO
                                EASTERN DIVISION

-------------------------------------------------------X
                                                       :
NCS HEALTHCARE, INC.,                                  :  CASE NO. 1:02CV1635
                                                       :
                           Plaintiff,                  :  JUDGE PAUL R. MATIA
                                                       :
                  -vs.-                                :
OMNICARE, INC.,                                        :  AFFIRMATION OF
                                                       :  HUGH  E. MCKAY, ESQ.
                                                       :  IN SUPPORT
                           Defendant.                  :  OF DEFENDANT'S
                                                       :  MOTION TO DISMISS
-------------------------------------------------------X

         Hugh E. McKay, an attorney duly admitted to practice law in the State of Ohio, hereby affirms the following under penalties of perjury:

         1. I am a member of the law firm Porter, Wright, Morris & Arthur LLP, attorneys for defendant Omnicare, Inc. ("Omnicare"). I submit this affirmation in support of Omnicare's Motion to Dismiss the Amended Complaint.

         2. Attached hereto as Exhibit 1 is a true and correct copy of the NCS Healthcare, Inc. ("NCS") Schedule 14D-9 filed with the Securities and Exchange Commission ("SEC") on August 20, 2002.

         3. Attached hereto as Exhibit 2 is a true and correct copy of the Genesis Health Ventures, Inc. Form S-4 filed with the SEC on August 29, 2002.

         4. Attached hereto as Exhibit 3 is a true and correct copy of Amendment No. 8 to Omnicare's Form TO filed with the SEC on August 28, 2002 enclosing the August 27, 2002 letter from Joel F. Gemunder to the NCS Board of Directors.

         5. Attached hereto as Exhibit 4 is a true and correct copy of Amendment No. 3 to NCS's Schedule 14D-9 filed with the SEC on September 12, 2002.

Dated:  September 13, 2002                  /s/ Hugh E. McKay
        Cleveland, Ohio                     ------------------------------------
                                            Hugh E. McKay (#0023017)
                                            PORTER, WRIGHT, MORRIS, & ARTHUR LLP
                                            925 Euclid Avenue, Suite 1700
                                            Cleveland, OH 44115-1483
                                            (216) 443-9000
                                            hmckay@porterwright.com

                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT FOR OHIO
                                EASTERN DIVISION

-------------------------------------------------------X
                                                       :
NCS HEALTHCARE, INC.,                                  :
                                                       :
                           Plaintiff,                  :  CASE NO. 1:02CV1635
                                                       :
                  -vs.-                                :  JUDGE PAUL R. MATIA
OMNICARE, INC.,                                        :
                                                       :
                                                       :
                           Defendant.                  :
                                                       :
-------------------------------------------------------X

                   MEMORANDUM OF LAW IN SUPPORT OF OMNICARE'S
                 MOTION TO DISMISS THE FIRST AMENDED COMPLAINT
                 ---------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

TABLE OF AUTHORITIES......................................................ii

PRELIMINARY STATEMENT......................................................1
THE COMPLAINT SHOULD BE DISMISSED
FOR FAILURE TO STATE A CLAIM...............................................5

A.       Section 14(e) And The Standard Of Review..........................5

B.       NCS's "Due Diligence" Claims Are Legally
         Insufficient......................................................8

C.       NCS's "Due Diligence" Claims Are Moot.............................9

D.       NCS's "Serious Negotiations" Claims Should
         Be Dismissed......................................................9

E.       The Amended Complaint Utterly
         Fails To Allege The Materiality
         Of The Claimed Omissions.........................................13

F.       NCS Has Failed To Plead Sufficient
         Facts To Create An Inference, Let
         Alone A Strong Inference, That Omnicare
         Acted With Fraudulent Intent.....................................15

CONCLUSION................................................................16

                              TABLE OF AUTHORITIES
                              --------------------

CASES
-----
Bovee v. Coopers & Lybrand, 272 F.3d 356 (6th Cir. 2002).............................passim

Elec. Specialty Co. v. Int'l Controls Corp.,
  409 F.2d 937 (2nd Cir. 1969)............................................................7

In re CDNow, Inc. Sec, Litig. 138 F.Supp.2d 624 (E.D. Pa. 2001)..........................14

In re Comshare, Inc. Sec., Litig., 183 F.3d 542 (6th Cir. 1999)..........................15

Isaacs Bros. Co. v. Hibernia Bank, 481, F.2d. 1168 (9th Cir. 1973)........................9

McCormick v. Fund Am Co., 26 F.3d 869 (9th Cir. 1994).....................................8

Piper v. Chris Craft Indus., Inc., 430 U.S. 1 (1977)....................................6,7

Resource Exploration v. Yankee Oil & Gas, Inc.,
  566 F. Supp. 54 (N.D. Oh. 1983)..................................................5, 6, 14

Rondeau v. Mosinee Paper Comp., 422 U.S. 49 (1975)........................................7

Scheid v. Fanny Farmer Candy Shops, Inc., 859 F.2d 434 (6th Cir. 1998)....................6

Schreiber v. Burlington N., Inc., 472 U.S. 1 (1985)...................................5, 15

Starkman v. Marathon Oil Co., 772 F.2d 231 (6th Cir. 1985)...............................14

TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438 (1978)..................................13

CONSTITUTIONAL PROVISIONS
-------------------------

U.S. Const., Art. III.....................................................................9

FEDERAL RULES AND STATUTES
--------------------------

FED R. CIV. P. 9(b)................................................................8, 9, 15

FED R. CIV. P. 12(b)(6)................................................................1, 5

15 U.S.C.A. 'SS' 78u(b)(1)-(3) ..................................................7-8, 9, 15

15 U.S.C.A. 'SS' 78n(e) ..................................................................5



SECONDARY SOURCES AND LEGISLATIVE HISTORY
-----------------------------------------

Arthur Linton Corbin & Joseph M. Perillo, Corbin on Contracts
'SS' 1.11 (Rev. Ed. 1993).................................................................8

Restatement (Second) of Contracts, 'SS' 58 (1982).........................................8

S. Rep. No. 550, at 3 (1967) reprinted in 1968 U.S.C.C.A.N.
  2811, 2813 .............................................................................6

         Defendant Omnicare, Inc. ("Omnicare"), by its undersigned counsel, submits this Memorandum of Law in Support of its Motion to Dismiss the First Amended Complaint ("Am. Cplt.") pursuant to Federal Rule of Civil Procedure 12(b)(6).

                              PRELIMINARY STATEMENT
                              ---------------------

         On August 8, 2002, Omnicare commenced an all-cash tender offer for all outstanding Class A and Class B shares of common stock of NCS Healthcare, Inc. ("NCS") at a price of $3.50 per share (the "Omnicare Tender Offer").(1) (Am. Cplt., [p] 2.)

         This action, which seeks injunctive relief against the Omnicare Tender Offer, represents one of a number of extraordinary measures taken by NCS and its incumbent management to oppose any offer by Omnicare and instead to sell the company to Genesis Health Ventures, Inc. ("Genesis") at a price significantly lower ($1.60 per share in Genesis common stock) than the amount being offered by Omnicare ($3.50 in cash). (Am. Cplt., [p][p] 2, 15; McKay Aff., Ex. 1, p. 1, 14.) NCS and its board of directors have taken a number of improper steps, including the filing of this litigation, to attempt to

----------------------

         (1) When Omnicare commenced the Omnicare Tender Offer it filed with the Securities Exchange Commission ("SEC") and made public its Form TO and the included Offer to Purchase which is Exhibit A to the First Amended Complaint (the "Offer to Purchase"). Ten business days later, NCS's board of directors issued the NCS Schedule 14D-9, which set forth its recommendation to NCS stockholders, including the board's version of the events leading up to such recommendation. The NCS Schedule 14D-9 is attached as Exhibit 1 to the accompanying Affirmation of Hugh E. McKay, dated September 13, 2002 ("McKay Aff."). On August 29, 2002, Genesis publicly filed with the SEC a registration statement on Form S-4 which contains the preliminary proxy materials to be used in connection with the meeting of NCS stockholders to approve the Genesis Merger Agreement (the "Form S-4"). The Form S-4 is attached as Exhibit 2 to the accompanying McKay Aff. The Form S-4 allows both Genesis and NCS the opportunity to provide NCS stockholders with the information they believe is important. The Court of Appeals has held that this Court may consider the full text of these SEC filings on a motion to dismiss. Bovee v. Coopers & Lybrand L.L.P., 272 F.3d 356, 360-361 (6th Cir. 2002).

ensure the success of Genesis' inferior proposal and to deter and defeat Omnicare's superior all cash offer. (McKay Aff., Ex., 1, p. 2, 7, 10.)

         On July 28, 2002, NCS and Genesis entered into a merger agreement whereby Genesis would acquire 100% of the outstanding common stock of NCS in exchange for Genesis common stock with a value of approximately $1.60 per share (the "Genesis Merger Agreement"). (Am. Cplt., [p][p] 9-10.) The total value of the common stock payable to NCS stockholders by Genesis at the time the merger agreement was entered into was approximately $38 million. (Id., [p] 13.)

         NCS was aware prior to signing the Genesis Merger Agreement that Omnicare had for some time expressed a strong interest in acquiring NCS, and had first approached NCS about a possible transaction as far back as July 2001. (Id., Ex. A, p. 17.) Indeed, on Friday, July 26, 2002, two days before NCS locked up its $1.60 per share merger with Genesis, Omnicare faxed a letter to Jon H. Outcalt, Chairman of NCS's board of directors, offering to negotiate a merger with NCS whereby NCS stockholders would receive $3.00 per share in cash (the "Omnicare Merger Proposal"). (Id., [p] 14, Ex. A, p. 20-21; McKay Aff., Ex. 1, p. 8.) The total value of the Omnicare Merger Proposal was approximately $71 million. (Am. Cplt., Ex. A, p. 18-21.)

         NCS and its board of directors completely ignored the Omnicare Merger Proposal. (Id., p. 22.) In fact, NCS and its advisors repeatedly ducked attempts by Omnicare to reach them by telephone over the July 27-28 weekend. (Id., p. 22; McKay Aff., Ex. 1, p. 8.) Without even an attempt to investigate Omnicare's obviously superior proposal, NCS's board of directors rushed headlong into the inferior Genesis Merger Agreement and, in so doing, approved an astonishing array of draconian defensive devices designed to prematurely "lock up" the merger with Genesis and deter any third parties from proposing any transaction, even one offering higher value to NCS stockholders. (Am. Cplt., Ex. A, p. 22-23; McKay Aff., Ex. 1, p. 2, 7, 10.)

         To this illicit end, NCS and its preferred partner, Genesis, have structured the Genesis Merger Agreement so that NCS stockholders will theoretically have the opportunity to vote on it, while making the outcome of that vote a foregone conclusion:

     o Two of NCS's directors, Messrs. Outcalt and Shaw, have entered into voting agreements whereby they have granted Genesis an irrevocable proxy to vote all of their shares in favor of the Genesis Merger Agreement and against any other proposal. Because NCS directors Outcalt and Shaw collectively own 451,070 shares of NCS Class A common stock (one vote per share) and 4,617,219 shares of NCS Class B common stock (ten votes per share), Genesis has acquired sufficient voting strength (65% of the outstanding votes) to ensure approval of its inferior merger agreement (the "Director Proxy Lock-Up").(2)

     o While the voting agreements are ostensibly terminable if the Genesis Merger Agreement is terminated, the Genesis Merger Agreement prohibits the NCS board of directors from terminating it prior to the stockholder vote to approve it (the "No Termination Provision").

     o The Genesis Merger Agreement also prevents NCS's board of directors from even discussing a higher bid with Omnicare or anyone else through a draconian "no shop/no talk" provision (the "No-Shop Provision").

----------------------

         (2) While attempting to foist the inferior Genesis Merger Agreement on their stockholders, NCS directors Outcalt and Shaw nevertheless took care of themselves. Outcalt will receive $400,000 on the closing date of the Genesis Merger comprised of a $200,000 "continuation payment" and a $200,000 "success fee." (McKay Aff., Ex. 1, p. 2.) Genesis has also agreed to pay Outcalt $200,000 one year after closing, $175,000 each year for at least four years, and an "Executive Officer Bonus" of $200,000 "upon [the] change of control." (Id., p. 2-3.) All told, Outcalt will receive $1,300,000. (Id.) In addition, Director Shaw will receive a $200,000 bonus at the closing of the Genesis Merger Agreement. (Id., p. 3.)

         Moreover, and in any event, the entire "lock-up" scheme proves too clever by half. Because the Director Proxy Lock-Up violates NCS's Amended and Restated Certificate of Incorporation, by transferring the super-voting rights of the Class B shares, Outcalt and Shaw have irrevocably converted their Class B shares into Class A shares.

(Am. Cplt., Ex. A, p. 22-23; McKay Aff., Ex. 1, p. 1-2, 7, 8-11.) These and
other blatantly illegal agreements entered into between Genesis and the NCS board of directors as well as NCS's refusal to even discuss with Omnicare the terms of its July 26 proposal caused Omnicare to do two things: First, on August 1, 2002, Omnicare instituted litigation in Delaware Chancery Court seeking to set aside the Genesis Merger Agreement, including the No-Shop Provision and the Director Proxy Lockup. Second, on August 8, 2002, Omnicare commenced the Omnicare Tender Offer -- an all cash, fully financed tender offer for all shares of common stock of NCS at a price of $3.50 per share. (Am. Cplt., Ex. A, p. 22-23.)

         The response of the NCS board of directors was as predictable as it was unfortunate. On August 20, 2002, the NCS board of directors filed a Schedule 14D-9 with the SEC recommending that NCS stockholders reject the Omnicare Tender Offer and not tender their shares. (McKay Aff., Ex. 1, p. 3, 10.) What reason did the NCS board of directors give for deciding to recommend against Omnicare's superior, all cash offer and to cling instead to Genesis' inferior stock deal? According to the NCS board of directors, it was because "the Omnicare tender offer is highly conditional, illusory and many of the conditions of the Omnicare tender offer are not capable of being satisfied as a result of the [Genesis Merger Agreement and the voting agreements.]" (McKay Aff. 1, Ex. A, p. 3, 10-11) (emphasis added). In other words, the Omnicare Tender Offer is, in the opinion of the NCS board of directors, "illusory" because NCS has already locked itself into the Genesis Merger Agreement. (Id., p. 11.) Catch 22.

         In a further attempt to defeat Omnicare's superior offer, NCS commenced this litigation, making the preposterous assertion that Omnicare's $3.50 per share all cash tender offer is causing NCS stockholders irreparable harm. (Am. Cplt., [p] 42.) Specifically, on August 21, 2002, NCS filed the Amended Complaint in this Court alleging that Omnicare has engaged in securities fraud because, according to NCS, (a) Omnicare failed to disclose that the Omnicare Tender Offer was conditioned on certain due diligence, and (b) Omnicare misled NCS stockholders into believing that NCS had not been interested in serious negotiations with Omnicare. (Id., [p][p] 3-4.) These allegations are wholly without merit.

                             THE COMPLAINT SHOULD BE
                     DISMISSED FOR FAILURE TO STATE A CLAIM
                     --------------------------------------


A.  SECTION 14(e) AND THE
    STANDARD OF REVIEW

         NCS alleges that Omnicare committed securities fraud by violating
Section 14(e) of the Securities Act of 1934 which makes it unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation.

15 U.S.C.A. 'SS' 78n(e). To prove a violation of Section 14(e), a plaintiff must show that there has been a material misstatement or omission that was fraudulently made. See Schreiber v. Burlington N., Inc, 472 U.S, 1, 10 (1985); Resource Exploration v. Yankee Oil & Gas., Inc., 566 F. Supp. 54, 62 (N.D. Oh.
1983).

         In assessing the sufficiency of a complaint under Rule 12(b)(6), a court ordinarily "must construe the complaint in the light most favorable to the plaintiff, accept all factual allegations as true, and determine whether the plaintiff can prove a set of facts in support of its claims that would entitle it to relief." Bovee, 272 F.3d at 361; Scheid v. Fanny Farmer Candy Shops, Inc., 859 F.2d 434, 436 (6th Cir.
1988). Although this standard is generally a relaxed one, courts have long recognized the need to apply special scrutiny to targets' claims of disclosure violations in the face of tender offers.

         In 1968, Congress adopted the Williams Act in order to regulate certain aspects of takeover bids. See Piper v. Chris Craft Industries, 430 U.S. 1, 24
(1977) (Williams Act was adopted in 1968 in response to the growing use of cash tender offers as a means for achieving corporate takeovers). The Act was designed to provide an even-handed approach to takeover bids, so that both the bidder (here, Omnicare) and the target management (here, NCS's board of directors) would have an equal chance to state their case to NCS stockholders.(3)

         The [Act] avoids tipping the balance of regulation either in favor of management or in favor of the person making the takeover bid. It is designed to require full and fair disclosure for the benefit of investors while at the same time providing the officers and management equal opportunity to fairly present their case.

S. Rep. No. 550, at 3 (1967), reprinted in 1968 U.S.C.C.A.N. 2811, 2813.
However, the Supreme Court long ago emphasized that Congress, in adopting the Williams Act,

------------------------

         (3) All parties have taken advantage of the ability to communicate with NCS stockholders provided by the Securities Exchange Act, in general, and the Williams Act, in particular. Ten business days after Omnicare made public and issued the Offer to Purchase to NCS stockholders, NCS's board of directors issued the Schedule 14D-9 which set forth its recommendation to NCS stockholders, including the board's version of the events leading up to such recommendation. On August 29, 2002, Genesis publicly filed with the SEC a registration statement on Form S-4 which contains the preliminary proxy materials to be used in connection with the meeting of NCS stockholders to approve the Genesis Merger Agreement. The Form S-4 allows both Genesis and NCS the opportunity to provide NCS stockholders with the information they believe is important. As noted above, the Court of Appeals has held that this Court may consider the full text of these SEC filings on a motion to dismiss. Bovee, 272 F.3d at 360-361.

"expressly disclaimed an intention to provide a weapon for management to discourage takeover bids." Rondeau v. Mosinee Paper Comp., 422 U.S. 49, 58
(1975); accord, Piper, 430 U.S. at 30-31. As a result, "district judges must be vigilant against resort to the courts on trumped-up or trivial grounds as a means for delaying and thereby defeating legitimate tender offers." Elec. Specialty Co. v. Int'l Controls Corp., 409 F.2d 937, 947 (2d Cir. 1969). The Amended Complaint is a prime example of what the Court of Appeals for the Second Circuit warned about over 30 years ago.

         More recently, Congress enacted the Private Securities Litigation Reform Act of 1995 ("PSLRA") in order "to curtail the filing of meritless lawsuits." The PSLRA has dramatically altered the landscape for pleading securities fraud. Under the PSLRA, courts no longer occupy the role of passive reviewer of counsel's artful pleading -- rather courts have now been charged by Congress with the role of proactive gatekeepers, with the responsibility to scrutinize and dismiss securities fraud claims of dubious merit. To that end, the PSLRA requires that:

         [i]n any private action arising under this chapter in which the plaintiff alleges that the defendant -

                  (a)  made an untrue statement of material fact; or

                  (b) omitted to state a material fact necessary to make the statements made, in the light of the circumstances in which they were made, not misleading;

         the complaint shall specify each statement alleged to have been misleading, the reason or reasons why the statement is misleading, and, if an allegation regarding the statement or omission is made on information and belief, the complaint shall state with particularity all facts on which that belief is formed.

15 U.S.C. 'SS' 78u-4(b)(1). Section 21D(b)(3)(A) of the PSLRA goes on to require courts to dismiss complaints that fail to meet these requirements. See 15 U.S.C. 78u-4(b)(3)(A).

         Finally, the Amended Complaint fails to comply with Federal Rule of Civil Procedure 9(b), which states that whenever a complaint contains allegations of fraud, "the circumstances constituting the fraud . . . shall be stated with particularity."

B.   NCS'S "DUE DILIGENCE" CLAIMS
     ARE LEGALLY INSUFFICIENT
     ----------------------------

         The Amended Complaint first alleges that Omnicare's Offer to Purchase fails to disclose that the Omnicare Tender Offer "is conditioned on the satisfactory completion by Omnicare of review and investigation of non-public information regarding NCS." (Am. Cplt., [p] 22.) This claim fails because there is no such condition.

         It is black letter contract law that an undisclosed condition to an offer is not a condition. See Arthur Linton Corbin & Joseph M. Perillo, Corbin on Contracts 'SS' 1.11 (Rev. Ed. 1993) ("In order to be legally operative and to create a power of acceptance, it is necessary that the offer shall contain all the terms of the contract to be made."); Restatement (Second) of Contracts 'SS' 58 (1982) ("An acceptance must comply with the requirements of the offer as to the promise to be made or the performance to be rendered."). To "disclose" such a condition would simply operate to create something that does not exist. See McCormick v. Fund Am. Co., 26 F.3d 869, 879 (9th Cir. 1994) ("[Defendant] can hardly be faulted for omitting to say something that was not true."). Omnicare's Offer to Purchase sets forth all conditions with respect to the Omnicare Tender Offer, and none include or have any relation to due diligence. (Am. Cplt., Ex. A, p. 25-28.) As a result, NCS's claim is frivolous.

C.  NCS'S "DUE DILIGENCE"
    CLAIMS ARE MOOT
    ---------------------

         In order to eliminate any confusion in the marketplace stemming from NCS's meritless "due diligence" claim, Omnicare sent a letter to the NCS Board of Directors on August 27, 2002 which it simultaneously made public, explaining that there is not now and never was a due diligence condition to the Omnicare Tender Offer, and withdrawing any request for confirmatory due diligence in connection with its July 26 offer to negotiate a merger with NCS. (McKay Aff., Ex. 3.) Accordingly, NCS's "due diligence" claims are also moot and must be dismissed for this reason, as well. See U.S. Const., Art. III; Isaacs Bros. Co.
v. Hibernia Bank, 481 F.2d 1168, 1170 (9th Cir. 1973).

D.  NCS's "SERIOUS NEGOTIATIONS"
    CLAIMS SHOULD BE DISMISSED
    ----------------------------

         NCS next claims that Omnicare's Offer to Purchase is false and misleading because certain references to the parties' prior dealings "misled NCS shareholders into believing that NCS had not been interested in serious negotiations with Omnicare." (Am. Cplt., [p][p] 25, 27, 30, 34, 37.) In order to maintain this claim, the PSLRA requires NCS to state with particularity all facts demonstrating that NCS was in fact "interested in serious negotiations with Ominicare." See 15 U.S.C. 'SS' 78u-4(b)(1), Fed. R. Civ. P. 9(b). But the Amended Complaint is devoid of any facts demonstrating that NCS ever made an offer to Omnicare in response to the numerous instances referred to in the Amended Complaint where Omnicare made specific proposals, or that NCS ever pursued serious negotiations with Omnicare. Indeed, an examination of the Amended Complaint shows that there are no facts alleged from which this Court could conclude that NCS has properly alleged the basic premise of its claim -- that NCS was interested in serious negotiations with Omnicare.

         First, the Amended Complaint alleges that Omnicare's statement that "[w]e have tried repeatedly to discuss with NCS HealthCare the potential acquisition of NCS HealthCare by Omnicare" is materially false and misleading because "Omnicare did not submit its initial indication of interest to acquire NCS for $3.00 per share in cash until July 26, 2002" and "[p]rior to that time, [(1)] Omnicare made no effort to communicate directly with NCS for at least five months" and (2) Omnicare's only indications of interest "contemplated a purchase of NCS's assets under Section 363 of the U.S. Bankruptcy Code at a purchase price substantially lower than the amount of NCS's outstanding debt obligations, and which would have provided no recovery to NCS's equity holders." (Am. Cplt., [p][p] 23-24.) At best, these allegations denigrate Omnicare's efforts at pursuing NCS; they certainly do not demonstrate that Omnicare's statement of fact was false or misleading. What is conspicuously absent from the Amended Complaint are allegations of fact supporting the notion that NCS was interested in serious negotiation with Omnicare. For example, where is there any allegation of fact that NCS responded to Omnicare's July 26, 2002 proposal in any manner, serious or not? There is none. Instead, all that NCS offers are unwarranted factual inferences, which this Court may ignore. Bovee, 272 F.3d at 361.

         Second, the Amended Complaint alleges that Omnicare's statements that it was "frustrated by the slow pace of the negotiation of the confidentiality agreement" and that NCS "requested that Omnicare indicate in writing specifically the limited due diligence materials that it would need to review" also "mislead NCS shareholders into believing that NCS had not been interested in serious negotiations with Omnicare." (Am. Cplt., [p][p] 26-27.) But, NCS does not allege facts demonstrating that either of Omnicare's statements are false and again offers no facts to support the notion that it was interested in serious negotiations.

         Third, NCS alleges that Omnicare's statement that NCS "never responded to Omnicare's written proposal" dated August 29, 2001 is false and misleading because, according to NCS, it responded by "ultimately execut[ing] a confidentiality agreement with Omnicare." (Am. Cplt., [p][p] 29-31.) Once again, NCS attempts to plead securities fraud by offering non sequiturs. Executing a confidentiality agreement is not a substantive response to an acquisition proposal, and NCS does not allege that it ever made such a response by, for example, putting forward a counteroffer. In any event, Omnicare specifically states in the Offer to Purchase that "[i]n September 2001 . . . advisors to the parties . . . finally agreed to the terms of a confidentiality agreement," so the alleged "omission" of this fact cannot form the basis of a disclosure claim. (Am. Cplt., Ex. A, p. 18.)

         Fourth, NCS takes issue with Omnicare's statement that it was "[f]rustrated by the lack of any response from the Company's senior management" because "during the period from August to mid-November 2001, the Company failed to respond to Omnicare's repeated requests . . . for information . . . or to engage in any meaningful discussions regarding a potential transaction with Omnicare." (Am. Cplt., [p] 33.) NCS claims this statement is false and misleading because it continued to engage in efforts to discuss a non-bankruptcy transaction with Omnicare in October 2001 and January 2002 and because its financial advisor allegedly attempted to communicate with

Omnicare regarding a potential transaction and further review of the due diligence materials provided by NCS, but Omnicare never responded to NCS in "any meaningful manner." (Am. Cplt., [p] 35.) NCS does not explain, however, how the fact that its financial advisor attempted to discuss a potential transaction with Omnicare makes Omnicare's statement that it was frustrated by the lack of response from NCS's senior management false. Indeed, NCS never alleges in the Amended Complaint facts demonstrating that NCS's senior management ever contacted Omnicare during this period and attempted to engage in serious negotiations.

         Fifth, NCS attacks Omnicare's statement that it "had made repeated requests to discuss its proposal with the Company, the Company was experiencing financial difficulties and Omnicare still had not been able to hold any discussions with the Company regarding Omnicare's interest in acquiring the Company." (Am. Cplt., [p] 36.) NCS claims that this is a false and misleading statement because, prior to July 26, 2002, Omnicare had not directly communicated with NCS about any proposal since February 2002 and Omnicare had never indicated an interest in a non-bankruptcy acquisition of NCS, or an acquisition in which equity holders would receive $3.00 per share in cash. Again, all this parsing of statements made in Omnicare's Offer to Purchase cannot avoid the fact that NCS has not and apparently cannot allege any facts demonstrating the existence of the basic premise of its fraud claim against Omnicare, i.e., that NCS was seriously interested in negotiations with Omnicare.

         Instead, NCS's disclosures all refute the proposition:

     o On July 1, 2002 NCS decided to negotiate only with Genesis and executed an "exclusivity agreement" to that effect. (McKay Aff., Ex. 1, p. 7.)

     o On July 26, 2002 Omnicare faxed a letter to NCS director Outcalt proposing a merger at $3.00 per share in cash. Omnicare's phone calls to Outcalt and his advisors over the ensuing weekend were not returned. (Am. Cplt., Ex. A, p. 20-21.)

     o Instead of responding to Omnicare's $3.00 per share cash offer, NCS agreed to lock up a merger with Genesis for $1.60 in Genesis common stock. Subsequently, NCS continued its refusal to engage in any discussions with Omnicare. (Id., Ex. A, p. 20-23.)

     o NCS rejected Omnicare's $3.50 per share all cash tender offer and claims that its existing agreements with Genesis preclude it from having any discussions with Omnicare. (McKay Aff., Ex. 1, p. 11.)(4)

If NCS were interested in serious negotiations with Omnicare, it has a very subtle way of expressing such intent.

E.   THE AMENDED COMPLAINT UTTERLY
     FAILS TO ALLEGE THE MATERIALITY
     OF THE CLAIMED OMISSIONS
     -------------------------------

         Even if NCS's allegations that Omnicare falsely implied that NCS was not interested in serious negotiations with Omnicare could otherwise state a claim, the Amended Complaint fails to allege how such statements or omissions were material, especially since it is undisputed that since at least as of July 1, 2002, NCS had decided to deal exclusively with Genesis. The Supreme Court has defined materiality in this regard:

          An omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote. . . . Put another way,
          there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable

--------------------

         (4) On Thursday, September 12, 2002, NCS filed Amendment No. 3 to its
Schedule 14D-9 wherein it stated that the NCS board of directors had obtained a limited waiver from Genesis from those "no talk" provisions. However, in another odd approach to its fiduciary duties, the board stated that, given NCS's existing agreement with Genesis, ". . . it is unlikely that a business combination with Omnicare may be consummated." (McKay Aff., Ex. 4.)

          investor as having significantly altered the `total mix' of information made available.

TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976); see also Starkman
v. Marathon Oil Co., 772 F.2d 231, 238 (6th Cir. 1985). Moreover, "only material facts -- those substantially likely to affect the deliberations of the reasonable shareholder -- must be disclosed, and then only if the nondisclosure of the particular material facts would make misleading the affirmative statements otherwise required by the federal securities laws and SEC regulations." Starkman, 772 F.2d at 238; see also Resource Exploration, Inc., 566 F. Supp. at 63 ("Any inquiry as to whether an omission is material must focus on its effect on a reasonable investor's decision whether to tender his shares. The test is whether a reasonable investor would attach importance to a fact in determining his choice of action."). Although materiality is usually a mixed question of fact and law, the issue may be resolved "as a matter of law" if no reasonable person could differ as to whether a particular fact is material. See In Re CDNow, Inc. Sec. Litig., 138 F. Supp.2d 624, 636 (E.D. Pa.
2001) ("While materiality is traditionally a question for the trier of fact, a court may rule alleged omissions immaterial as a matter of law if the omissions are so obviously unimportant to a reasonable investor that reasonable minds cannot differ on the question of materiality.").

         Given the "total mix" of information available to NCS stockholders, it is inconceivable that NCS's interest, whether serious or not, in negotiations with Omnicare at some point prior to July 1, 2002 (when it is undisputed that NCS chose to deal exclusively with Genesis) is material to a stockholder decision whether to tender shares to Omnicare. This is particularly true when Omnicare is offering $3.50 per share and the NCS/Genesis merger provides only $1.60 to NCS stockholders. Under the circumstances, no rational NCS stockholder would prefer the Genesis transaction over Omnicare's $3.50 per share offer.

F.  NCS HAS FAILED TO PLEAD SUFFICIENT
    FACTS TO CREATE AN INFERENCE, LET
    ALONE A STRONG INFERENCE, THAT
    OMNICARE ACTED WITH FRAUDULENT INTENT
    -------------------------------------

         Section 14(e) of the Securities Exchange Act is an antifraud statute. See Schreiber, 472 U.S. at 10. The Amended Complaint does not even attempt to allege scienter, much less comply with the strict pleading standard imposed by Rule 9(b) and the PSLRA -- which requires that the complaint must state with particularity facts giving rise to a strong inference that defendant acted with the required state of mind. 15 U.S.C. 'SS' 78u-4(b)(2). The Court of Appeals for this Circuit has taken a strict approach to this requirement. See In re Comshare, Inc. Sec. Litig., 183 F.3d 542, 551 (6th Cir. 1999) ("under a plain interpretation of the PSLRA as informed by well-settled law on the contours of the `scienter' requirement, we hold that plaintiffs may meet PSLRA pleading requirements by alleging facts that give rise to a strong inference of reckless behavior but not by alleging facts that illustrate nothing more than a defendant's motive and opportunity to commit fraud"). Here, no facts are alleged which even attempt to address this critical element of a fraud claim, and, accordingly, the claim must be dismissed.

                                   CONCLUSION
                                   ----------

         For all of the foregoing reasons, the First Amended Complaint fails to state a claim upon which relief can be granted and should be dismissed.

Dated:  Cleveland, Ohio
        September 13, 2002

                                          /s/ Hugh E. McKay
                                          --------------------------------------
                                          Hugh E. McKay (#0023017)
                                          Charles W. Zepp (#0068129)
                                          PORTER WRIGHT MORRIS & ARTHUR LLP
                                          925 Euclid Avenue, Suite 1700
                                          Cleveland, OH 44115-1483
                                          (216) 443-9000/ Fax- (216) 443-9011
                                          hmckay@porterwright.com
                                          czepp@porterwright.com
                                          Attorneys for Omnicare, Inc.

Of counsel:

Robert C. Myers
Seth C. Farber
James P. Smith III
David F. Owens
Melanie R. Moss
DEWEY BALLANTINE LLP
1301 Avenue of the Americas
New York, New York  10019-6092
Telephone (212) 259-8000/ Fax (212) 259-6333

                             CERTIFICATE OF SERVICE
                             ----------------------

I hereby certify that a true and correct copy of the Memorandum of Law in Support of Omnicare's Motion to Dismiss the First Amended Complaint was filed electronically on the 13th day of September, 2002. Notice of this filing will be sent to all parties by operation of the Court's electronic filing system. Parties may access this filing through the Court's system.

H. Jeffrey Schwartz
Mark A. Phillips
BENESCH, FRIEDLANDER, COPLAN
& ARONOFF
2300 BP Tower
200 Public Square
Cleveland, OH 44114-2378

Edward P. Welch
Edward B. Micheletti
SKADDEN, ARPS, SLATE, MEAGHER,
& FLOM, LLP
One Rodney Square
P.O. Box
Wilmington, DE 19899-0636

Attorneys for NCS Healthcare, Inc.

                                          /s/ Hugh E. McKay
                                          ----------------------------------
                                          Hugh E. McKay (#0023017)
                                          One of the Attorneys for
                                          Defendant Omnicare, Inc.